Exhibit 8

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of XEME Biopharma Holdings, Inc. on Amendment No. 3 to Form 1-A to be filed on or about September 30, 2021, of our report dated May 3, 2021, except for those items affected by the restatement discussed in Note 13, which are dated September 29, 2021, on our audit of the financial statements of XEME Biopharma Holdings, Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Benjamin & Ko,

Santa Ana, CA

September 30, 2021